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                                                                    EXHIBIT 99.2


[LOGO] WORLD ACCESS, INC.                                         NEWS RELEASE


SUMMARY: WORLD ACCESS, INC. AND TELCO SYSTEMS, INC. TO MERGE


FOR IMMEDIATE RELEASE

ATLANTA, GEORGIA - June 4, 1998 - WORLD ACCESS, INC. (Nasdaq: WAXS) and Telco Systems, Inc. (Nasdaq: TELC) announced today that they have entered into a definitive agreement to merge the two companies. The closing of the merger is subject to the satisfaction of customary conditions, including the receipt of stockholder and regulatory approvals. The transaction is expected to be accounted for as a purchase and to qualify as a tax-free reorganization. The combined company will retain the World Access name.

Telco Systems, based in Norwood, Massachusetts, has supplied products and related services to the telecommunications industry since 1972. The company is well known for its asynchronous fiber optic systems and intelligent channel banks, with an installed base of over $1 billion. Today, the company concentrates on the integrated access, high capacity multiplexer and Frame Relay/ATM access markets. Telco Systems has established supply contracts with leading telecommunications service providers, including NYNEX/Bell Atlantic, GTE, British Telecom and Concert Communications, and has recently introduced several new products, including its Access45(TM) and EdgeLink100(TM). During its latest fiscal year, Telco Systems generated approximately $120 million in revenues.

The merger agreement provides that each of the approximately 11 million shares of Telco Systems common stock will be converted into shares of World Access common stock having a value of $17.00 per share, based on the average daily closing price of World Access common stock as reported on the Nasdaq National Market System for a predefined period prior to the effective time of the merger (the "Closing Price"). If the Closing Price is more than $36.00, then each share of Telco Systems common stock will be converted into 0.4722 shares of World Access common stock. If the Closing Price is less than $29.00, then each share of Telco Systems common stock will be converted into 0.5862 shares of World Access common stock.

The merger agreement has been unanimously approved by the Boards of Directors of both companies. The Robinson-Humphrey Company, LLC is acting as financial advisor to World Access on this transaction and Broadview Associates LLC is representing Telco Systems.

The companies will be sponsoring a teleconference to review the planned merger on Friday, June 5, 1998, at 8:30 a.m., EDT. To participate in this teleconference, interested parties should call 212-346-6404. A taped replay will be available on Friday from 12:00 p.m. to 8:00 p.m. and on Monday from 8:00 a.m. to 5:00 p.m. To listen to the taped replay, call 1-800-633-8284 and enter reservation #4374730 (international callers must dial 303-248-1201 and then the
reservation number).            .

Steven A. Odom, Chairman and Chief Executive Officer of World Access, said, "The combination of World Access and Telco Systems will strengthen our competitive positioning in the global telecommunications market. The proprietary technology, advanced product offerings and strong customer relationships contributed by Telco Systems will significantly enhance our ability to support and service our collective customers as they build new and/or upgrade existing telecommunications networks. The merger is expected to be consummated in the third quarter and positively impact World Access earnings per share for calendar year 1999."

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Hensley E. West, President and Chief Operating Officer of World Access, added,
"We are pleased that Telco's team of experienced industry professionals will continue to manage Telco Systems as a key division of World Access. Telco Systems will become the cornerstone of our transport and access product areas, encompassing several other existing World Access divisions. The integration of these divisions will provide a technology and product focus geared towards meeting the increasing demands for value-added network access systems. As a result of the merger, we will provide our customers greater network solutions capabilities, in addition to the network access services that will be available as a result of the pending Resurgens acquisition."

Dr. William B. Smith, President and Chief Executive Officer of Telco Systems, said, "The strong management team we've assembled at Telco Systems over the past few years is excited to join forces with World Access. We have concentrated on developing competitive high-speed multiplexer and integrated access systems employed at the edge of the network and have recently released several new products that are receiving excellent market acceptance. We look forward to combining talents with World Access to offer our broad customer base a more complete network solution."

While much of Telco Systems' revenue is generated through the sale of equipment directly to approximately two dozen large service providers around the world, the company brings to World Access a solid set of distribution partners, including Walker and Associates, Sprint North Supply, GTE Supply, Alltel Supply and TelSource. In addition, Telco Systems has relationships with over 40 distributors in international markets. The combined portfolio of World Access and Telco Systems will give all of the combined company's sales channels a more complete line of product solutions.

Each company brings to this alliance distinct competencies that will offer immediate operational efficiencies, especially in the areas of manufacturing and customer service. For example, World Access' manufacturing infrastructure includes "rack `n stack" configuration capabilities that will be available for Telco Systems' products and customers. With this capability, many different product configurations can be pre-assembled and tested for immediate shipment, offering a competitive advantage in the sales process. Both companies are ISO certified, and have well established and documented operating procedures to assure high quality products and services are provided to their customers.

World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The Company's products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. World Access offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS, INCLUDING THE LEVEL OF EARNINGS OF BOTH WORLD ACCESS AND TELCO SYSTEMS, AND THE SUCCESS OF THE PROPOSED MERGER MAY DIFFER FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, RISKS ASSOCIATED WITH ACQUISITIONS, SUCH AS DIFFICULTIES IN THE ASSIMILATION OF OPERATIONS, TECHNOLOGIES AND PRODUCTS OF THE ACQUIRED COMPANIES, RISKS OF ENTERING NEW MARKETS, COMPETITIVE RESPONSE, AND A DOWNTURN IN THE TELECOMMUNICATIONS INDUSTRY. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS ASSOCIATED WITH WORLD ACCESS AND TELCO SYSTEMS, PLEASE REFER TO THE SEC FILINGS OF THE RESPECTIVE COMPANIES.

CONTACT: World Access, Inc. Steven A. Odom, Hensley E. West or Mark A. Gergel (404-231-2025)

           Telco Systems, Inc. William B. Smith, William J. Stuart or Betty Rock (781-551-0300)

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